EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2024 relating to the financial statements of CaliberCos Inc., appearing in the Annual Report on Form 10-K of CaliberCos Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Tempe, Arizona
July 1, 2024